Exhibit (b)(2)

FIRST LOAN MODIFICATION AGREEMENT

This First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of February 25, 2009, by and between SILICON VALLEY BANK, a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”), and LTX-CREDENCE CORPORATION (formerly known as LTX Corporation), a Massachusetts corporation with its chief executive office located at 1355 California Circle, Milpitas, California 95035 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of December 7, 2006, evidenced by, among other documents, a certain Loan and Security Agreement dated as of December 7, 2006, between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations, shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by deleting the following text appearing in Section 2.1.2 thereof (entitled “Letters of Credit Sublimit”):

“The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Thirty Million Dollars ($30,000,000.00), inclusive of all Credit Extensions relating to Sections 2.1.1, 2.1.3, and 2.1.4. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower will provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit.”

and inserting in lieu thereof the following:

“The aggregate amount available to be used for the issuance of Letters of Credit may not exceed (i) the Revolving Line, minus (ii) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services and the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (iii) the FX Reduction Amount. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower will provide to Bank cash collateral in an amount equal to (i) 110% of the face amount of all such Letters of Credit payable in a Foreign Currency, and (ii) 105% of the face amount of all such Letters of Credit payable in currency of the United States, plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit.”

2	The Loan Agreement shall be amended by deleting the following text appearing in Section 2.1.3 thereof (entitled “Foreign Exchange Sublimit”):

“FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to Three Million Dollars ($3,000,000.00) (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve and the aggregate amount of FX Forward Contracts may not exceed Thirty Million Dollars ($30,000,000.00), inclusive of all Credit Extensions relating to Sections 2.1.1, 2.1.2, and 2.1.4.”

and inserting in lieu thereof the following:

“Each FX Forward Contract shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10.0%) of the outstanding amount of the FX Forward Contract (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve. The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to the aggregate FX Reserves for all outstanding FX Forward Contracts (the “FX Reduction Amount”). Any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.”

3	The Loan Agreement shall be amended by deleting the following text appearing in Section 2.1.4 thereof (entitled “Cash Management Services Sublimit”):

“Borrower may use up to Thirty Million Dollars ($30,000,000.00) (the “Cash Management Services Sublimit”), inclusive of all Credit Extensions relating to Sections 2.1.1 and 2.1.2, and 2.1.3, for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).”

and inserting in lieu thereof the following:

“Borrower may use up to Forty Million Dollars ($40,000,000.00) (the “Cash Management Services Sublimit”), inclusive of all Credit Extensions relating to Sections 2.1.1 and 2.1.2, and the FX Reduction Amount, for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).”

4	The Loan Agreement shall be amended by deleting the following text appearing in Section 2.2(a) thereof (entitled “Interest Rate”):

“(i) Advances. Subject to Section 2.2(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate less one and one-quarter of one percentage point (1.25%), which interest shall be payable monthly in accordance with Section 2.2(f) below.”

and inserting in lieu thereof the following

“(i) Advances. Subject to Section 2.2(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to (A) from the Effective Date through and including that date that is one (1) day prior to the 2009 Effective Date, the Prime Rate less one and one-quarter of one percentage point (1.25%), and (B) from the 2009 Effective Date and thereafter, the Prime Rate, which interest shall be payable monthly in accordance with Section 2.2(f) below.”

5	The Loan Agreement shall be amended by deleting the following appearing as Section 2.3 thereof (entitled “Fees”) in its entirety:

“ 2.3 Fees. Borrower shall pay to Bank:

(a) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to one eighth of one percent (0.125%) per annum of the average unused portion of the Revolving Line, as determined by Bank. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder; and

(b) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses) incurred through and after the Effective Date, when due.”

and inserting in lieu thereof the following:

“ 2.3 Fees. Borrower shall pay to Bank:

(a) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to one half of one percent (0.50%) per annum of the average unused portion of the Revolving Line, as determined by Bank. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;

(b) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses) incurred through and after the Effective Date, when due;

(c) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit by Bank; and

(d) Early Termination Fee. If this Agreement is terminated by Borrower for any reason, Borrower shall pay to Bank a termination fee in an amount equal to (i) if this Agreement is terminated on or prior to the date that is one (1) year after the 2009 Effective Date, one percent (1.0%) of the maximum amount of the Revolving Line, and (ii) if this Agreement is terminated after the date that is one (1) year after the 2009 Effective Date, one half of one percent (0.50%) of the maximum amount of the Revolving Line (the “Early Termination Fee”). The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.”

6	The Loan Agreement shall be amended by deleting the following text appearing in Section 6.2 thereof (entitled “Financial Statements, Reports, Certificates”):

“(v) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Three Million Dollars ($3,000,000.00) or more;”

and inserting in lieu thereof the following:

“(v) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Million Dollars ($1,000,000.00) or more;”

7	The Loan Agreement shall be amended by deleting the following appearing as Section 6.6 thereof (entitled “Accounts”) in its entirety:

“ 6.6 Accounts.

(a) In order to permit Bank to monitor Borrower’s financial performance and condition, Borrower, and all Borrower’s Subsidiaries, shall maintain all of its and its Subsidiaries’ domestic depository and operating accounts with Bank, or SVB Securities. In addition, Borrower, and all Borrower’s Subsidiaries, shall maintain fifty percent (50%) or more of Borrower’s, and such Subsidiaries’, securities accounts with Bank or SVB Securities. Notwithstanding the foregoing, Borrower may maintain Account Number 2011248 at Citizens Bank of Massachusetts (the “Citizens Account”), which account has been pledged to Citizens Bank of Massachusetts, provided that the amount that Borrower shall maintain in the Citizens Account at any one time shall be no greater than Six Million Two Hundred Fifty Thousand Dollars ($6,250,000.00). Furthermore, in the event that the total amount of cash and securities on deposit in all accounts maintained by Borrower at Bank or SVB Securities is less than Seventy Million Dollars ($70,000,000.00), Bank, at its sole discretion, may impose additional reasonable fees, which shall be due and payable by Borrower.

(b) Borrower shall identify to Bank, in writing, any bank or securities account opened by Borrower with any institution other than Bank. In addition, for each such account that Borrower at any time opens or maintains, Borrower shall, at Bank’s request and option, pursuant to an agreement in form and substance acceptable to Bank, cause the depository bank or securities intermediary to agree that such account is the collateral of Bank, and enter into a “control agreement” pursuant to the terms hereunder. Notwithstanding the foregoing, Borrower shall not be required to cause Fidelity Investments to enter into a control agreement with Bank with respect to Borrower’s securities account maintained at Fidelity Investments (the “Fidelity Account”), provided that the balance maintained by Borrower in the Fidelity Account does not, at any time, exceed Three Million Dollars ($3,000,000.00). The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees. Notwithstanding the foregoing, Bank shall not require a control agreement with respect to the Citizens Account until the repayment in full and termination of Borrower’s loan arrangement with Citizens Bank of Massachusetts.”

and inserting in lieu thereof the following:

“ 6.6 Accounts.

(a) In order to permit Bank to monitor Borrower’s financial performance and condition, Borrower and each of its Subsidiaries shall maintain: (i) all of Borrower’s and such Subsidiaries’ depository and operating accounts (including all payroll, control disbursement and lockbox accounts) with Bank or SVB Securities, and (ii) Borrower’s and such Subsidiaries’ primary securities accounts with Bank or SVB Securities (including SAM accounts), which accounts set forth in (ii) above in the name of Borrower shall represent greater than eighty percent (80.0%) of the dollar value of Borrower’s and such Subsidiaries’ securities accounts at all financial institutions. Notwithstanding the foregoing, Borrower shall have until: (y) the date which is thirty (30) days after the 2009 Effective Date to move the securities and investment accounts formerly in the name of Credence Systems Corporation, a Delaware corporation (“Credence Systems”), to Bank, and (z) April 30, 2009 to move all other accounts formerly in the name of Credence Systems, to Bank.

(b) Borrower shall identify to Bank, in writing, any bank or securities account opened by Borrower with any institution other than Bank. In addition, for each such account that Borrower at any time opens or maintains, Borrower shall, at Bank’s request and option, pursuant to an agreement in form and substance acceptable to Bank, cause the depository bank or securities intermediary to agree that such account is the collateral of Bank, and enter into a “control agreement” pursuant to the terms hereunder. Notwithstanding the foregoing, Borrower shall not be required to cause Fidelity Investments to enter into a control agreement with Bank with respect to Borrower’s securities account maintained at Fidelity Investments (the “Fidelity Account”), provided that the balance maintained by Borrower in the Fidelity Account does not, at any time, exceed Two Hundred Thousand Dollars ($200,000.00). The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees.”

8	The Loan Agreement shall be amended by deleting the following appearing as Section 6.7 thereof (entitled “Liquidity”) in its entirety:

“ 6.7 Liquidity. Borrower shall maintain, at all times, Domestic Quick Assets in an amount greater than the sum of (a) the outstanding amount of principal and interest under the Term Loan, plus (b) the outstanding Obligations relating to Sections 2.1.1, 2.1.2, 2.1.3, and 2.1.4, plus (c) Twenty Million Dollars ($20,000,000.00), to be tested monthly.”

and inserting in lieu thereof the following:

“ 6.7 Liquidity. Borrower shall maintain, at all times, Quick Assets in an amount greater than the sum of (a) the outstanding amount of principal and interest under the Term Loan, plus (b) the outstanding Obligations relating to Sections 2.1.1, 2.1.2, 2.1.3, and 2.1.4, plus (c) Twenty Million Dollars ($20,000,000.00), to be tested monthly.”

9	The Loan Agreement shall be amended by deleting the following appearing as Section 7.1 thereof (entitled “Dispositions”) in its entirety:

“ 7.1 Dispositions. Convey, sell, lease, transfer, assign or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, including the Intellectual Property, except for Transfers of (a) Inventory in the ordinary course of business; (b) non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (c) worn-out or obsolete Equipment. Borrower shall not enter into an agreement with any Person other than Bank which restricts the subsequent granting of a security interest in the Intellectual Property.”

and inserting in lieu thereof the following:

“ 7.1 Dispositions. Convey, sell, lease, transfer, assign or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, including the Intellectual Property, except for Transfers of (a) Inventory in the ordinary course of business; (b) non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (c) worn-out or obsolete Equipment; or (d) real property owned by Borrower. Borrower shall not enter into an agreement with any Person other than Bank which restricts the subsequent granting of a security interest in the Intellectual Property or a mortgage upon any of Borrower’s real property.”

10	The Loan Agreement shall be amended by deleting the following appearing as Section 7.5 thereof (entitled “Encumbrance”) in its entirety:

“ 7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, including the Intellectual Property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein. The Collateral may also be subject to Permitted Liens.”

and inserting in lieu thereof the following:

“ 7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, including the Intellectual Property and any of Borrower’s real property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein. The Collateral may also be subject to Permitted Liens.”

11	The Loan Agreement shall be amended by deleting the following appearing as Section 7.6 thereof (entitled “Distributions; Investments”) in its entirety:

“ 7.6 Distributions; Investments. (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except for (i) repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed Fifty Thousand ($50,000.00) in the aggregate in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, and (ii) repurchases, repayment, retirement, and redemption of the Convertible Notes, provided that an Event of Default: (A) has not occurred and is not continuing, and (B) would not exist immediately after any such repurchase, repayment, retirement, and redemption and for the three (3) months following the month in which any such repurchase takes place.”

and inserting in lieu thereof the following:

“ 7.6 Distributions; Investments. (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except for (i) repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed Fifty Thousand ($50,000.00) in the aggregate in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, (ii) repurchases, repayments or redemptions of the Convertible Notes (A) at the scheduled maturity thereof or (B) at the option of Borrower prior to the maturity thereof, including pursuant to the Tradewinds Transaction or an Exchange Transaction (each, whether at the scheduled maturity or at the option of the Borrower prior to maturity, a “Permitted Optional Redemption”), provided that (1) immediately prior to and after giving effect to the making of any such Permitted Optional Redemption, no Event of Default has occurred and is continuing and no Designated Event has occurred, and (2) prior to the making of any such Permitted Optional Redemption, Borrower shall have provided Bank at least seven (7) Business Days prior written notice of the proposed Permitted Optional Redemption, which notice shall include evidence satisfactory to Bank that after giving effect to such Permitted Optional Redemption and for the three (3) months following the month in which the Permitted Optional Redemption is to occur, no Event of Default shall occur (provided, however, that with respect to the Tradewinds Transaction and Permitted Optional Redemptions of Convertible Notes at a discount to par value in an amount of up to $500,000 per year, the prior written notice required by this clause (2) may be delivered to Bank at least one (1) Business Day prior to the Tradewinds Transaction or the proposed Permitted Optional Redemption); and (iii) regularly scheduled, non-accelerated payments of non-default interest on the Convertible Notes, as and when due and payable in accordance with the terms of the Convertible Notes and the Indenture (each a “Permitted Interest Payment”), provided that (A) immediately prior to and after giving effect to the making of any such Permitted Interest Payment, no Event of Default has occurred and is continuing and no Designated Event has occurred, and (B) prior to the making of any such Permitted Interest Payment, Borrower shall have provided Bank at least seven (7) Business Days prior written notice of the proposed Permitted Interest Payment, which notice shall include evidence satisfactory to Bank that after giving effect to such Permitted Interest Payment and for the three (3) months following the month in which the Permitted Interest Payment is to occur, no Event of Default shall occur.”

The terms “Permitted Optional Redemption” and “Permitted Interest Payment” shall not include any repurchase, repayment, retirement or redemption of the Convertible Notes or payment of interest in respect of the Convertible Notes (a) upon the acceleration of the Convertible Notes prior to the stated maturity thereof, (b) at any time during which an Event of Default (as defined in the Indenture) has occurred and is continuing or (c) as a result of the occurrence of a Designated Event (as defined in the Indenture). In addition, on and after the 2009 Effective Date, Borrower shall not make any further Investments in its Subsidiaries other than such Investments that are Permitted Investments, which are made in the ordinary course of business, and are consistent with Borrower’s past practices.”

12	The Loan Agreement shall be amended by deleting the following appearing as Section 7.7 thereof (entitled “Subordinated Debt”) in its entirety:

“ 7.7 Subordinated Debt. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt. Notwithstanding the foregoing, Borrower may make payments on and may repurchase the Convertible Notes, provided that an Event of Default: (A) has not occurred and is not continuing, and (B) would not exist immediately after any such payment or repurchase and for the three (3) months following the month in which any such payment is made or repurchase takes place.”

and inserting in lieu thereof the following:

“ 7.7 Subordinated Debt; Convertible Notes. (a) Make or permit any payment on any Subordinated Debt, except interest payments under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt.

(b) Make or permit any payment on the Convertible Notes (other than Permitted Optional Redemptions and Permitted Interest Payments made in accordance with the terms of Section 7.6).

(c) Amend any provision in the Indenture or any other governing documents relating to the Convertible Notes; provided, however, that Borrower may enter into the 2011 Indenture with the prior written consent of Bank (which consent shall be given by Bank provided that the 2011 Indenture is in substantially the form as the Indenture filed by Borrower with the Securities and Exchange Commission on Form T-3 on February 13, 2009), provided that Bank may require, as a condition to the execution and delivery of the 2011 Indenture by Borrower, that Borrower enter into a further amendment of the Existing Loan Documents to provide for the designation of the Obligations as “Senior Debt” and/or “Designated Senior Debt” under the terms of the 2011 Indenture; and, provided further, that Borrower may enter into Exchange Agreements relating the Tradewinds Transaction or one or more Exchange Transactions, in each case with the prior written consent of Bank (which consent shall be given by Bank with respect to the Exchange Agreement for the Tradewinds Transaction provided that such Exchange Agreement is in substantially the form attached hereto as Exhibit D).”

13	The Loan Agreement shall be amended by inserting the following Sections 8.9 and 8.10 immediately following Section 8.8 thereof, entitled “Misrepresentations”:

“ 8.9 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, or 8.8 occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor.

8.10 Designated Event. The occurrence of a Designated Event (as defined in the Indenture).”

14	The Loan Agreement shall be amended by deleting the following text appearing in Section 10 thereof (entitled “Notices”):

“	If to Bank:	Silicon Valley Bank
One Newton Executive Park, Suite 200
2221 Washington Street
Newton, Massachusetts 02462
Attn: Ms. Irina Case
Fax: (617) 969-5973”

and inserting in lieu thereof the following:

“	If to Bank:	Silicon Valley Bank
One Newton Executive Park, Suite 200
2221 Washington Street
Newton, Massachusetts 02462
Attn: Ms. Lara Chilton
Fax: (617) 969-5973”

15	The Loan Agreement shall be amended by inserting the following new definitions to appear alphabetically in Section 13.1 thereof:

“ “2009 Effective Date” is February 25, 2009.”

“ “2010 Indenture” means the Indenture dated as of December 20, 2006 by and between Borrower and The Bank of New York Trust Company, N.A., relating to Borrower’s 3.50% Convertible Senior Subordinated Notes due 2010.”

“ “2011 Indenture” means the Indenture, dated as of a date after the 2009 Effective Date, by and between Borrower and The Bank of New York Trust Company, N.A., relating to Borrower’s 3.50% Convertible Senior Subordinated Notes due 2011.”

“ “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue.”

“ “Early Termination Fee” is defined in Section 2.3(d).”

“ “Exchange Agreement” is an agreement between Borrower and holders of Borrower’s 3.50% Convertible Senior Subordinated Notes due 2010 providing for the exchange of Borrower’s 3.50% Convertible Senior Subordinated Notes due 2010 held by such holders for a like principal amount of Borrower’s 3.50% Convertible Senior Subordinated Notes due 2011.”

“ “Exchange Transaction” is a transaction whereby Borrower causes an exchange of Borrower’s Convertible Notes due 2010 by the holders thereof for a like principal amount of Borrower’s Convertible Notes due 2011, provided Borrower pays no other consideration to the holders in consideration for such exchange without the prior written consent of Bank.

“ “FX Reduction Amount” is defined in Section 2.1.3.”

“ “Guarantor” is any present or future guarantor of the Obligations, including, without limitation, any domestic Subsidiary of Borrower except for LTX International, Inc., LTX Test Systems Corporation, LTX Asia International, Inc., LTX LLC, Credence International Ltd., Inc., and Credence Capital Corporation.”

“ “Indenture” means (i) prior to the occurrence of the Tradewinds Transaction, the 2010 Indenture, and (ii) after the occurrence of the Tradewinds Transaction, individually and collectively, (A) the 2010 Indenture, and (B) the 2011 Indenture.”

“ “Permitted Redemption” is defined in Section 7.6.”

“ “Permitted Interest Payment” is defined in Section 7.6.”

“ “Quick Assets” is, on any date, Borrower’s unrestricted cash and Cash Equivalents maintained with Bank and marketable securities with Bank with maturities of fewer than twelve (12) months determined according to GAAP.”

“ “Tradewinds Transaction” is the transaction whereby Borrower will (ii) cause the exchange of approximately $27,000,000 principal amount of Borrower’s Convertible Notes due 2010 by the holders thereof for a like principal amount of Borrower’s Convertible Notes due 2011 pursuant to the terms of the Exchange Agreement relating thereto and (ii) repurchase from the holders of such exchanged Convertible Notes approximately $6,125,000 principal amount of Borrower’s Convertible Notes due 2010, at a discount to par value pursuant to the terms of the Note Purchase Agreement relating thereto.”

16	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

“ “Availability Amount” is (a) the Revolving Line minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).”

“ “Convertible Notes” are the 4  1/4 % Convertible Subordinated Notes, due 2007, in the maximum principal amount of $27,200,000.00.”

“ “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.”

“ “Revolving Line” is an Advance or Advances in an aggregate amount of up to Thirty Million Dollars ($30,000,000.00) outstanding at any time.”

“ “Revolving Line Maturity Date” is December 6, 2008.”

and inserting in lieu thereof the following:

“ “Availability Amount” is (a) the Revolving Line minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reduction Amount, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).”

“ “Convertible Notes” are (i) prior to the occurrence of the Tradewinds Transaction, Borrower’s 3.50% Convertible Senior Subordinated Notes due 2010 in the maximum principal amount of $50,543,000.00 and (ii) after the occurrence of the Tradewinds Transaction, collectively, (A) Borrower’s 3.50% Convertible Senior Subordinated Notes due 2010 in the maximum principal amount of approximately $17,418,000 and (B) Borrower’s 3.50% Convertible Senior Subordinated Notes due 2011 in the maximum principal amount of approximately $27,000.00 .”

“ “Prime Rate” is the greater of: (a) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate, and (b) four and one half of one percent (4.50%). Notwithstanding the foregoing, as long as Borrower maintains balances greater than Three Million Dollars ($3,000,000.00) in a deposit account with Bank or Four Million Dollars ($4,000,000.00) in an “on balance sheet” money market account with Bank or SVB Securities, the Prime Rate for principal amounts outstanding under the Term Loan will be the greater of: (x) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate, and (y) four percent (4.0%).”

“ “Revolving Line” is an Advance or Advances in an aggregate amount of up to Forty Million Dollars ($40,000,000.00) outstanding at any time.”

“ “Revolving Line Maturity Date” is February 25, 2011.”

17	The Loan Agreement shall be amended by deleting the following text appearing in the definition entitled “Permitted Liens” appearing in Section 13.1 thereof:

“(d) Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;”

and inserting in lieu thereof the following:

“(d) Purchase money Liens or capital leases (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment not exceeding One Million Dollars ($1,000,000.00) in the aggregate, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;”

18	Exhibit A to the Loan Agreement is hereby replaced with Exhibit A hereto. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

4. FEES. Borrower has previously paid to Bank a commitment fee equal to Four Hundred Thousand Dollars ($400,000.00), which fee was fully earned as of December 17, 2008. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. PERFECTION CERTIFICATE. Borrower has delivered to Bank a completed certificate (entitled the “Perfection Certificate”) on or prior to the 2009 Effective Date. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is true, accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the 2009 Effective Date to the extent permitted by one or more specific provisions in the Loan Agreement).

6. CONDITIONS PRECEDENT. The effectiveness of this Agreement is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation, delivery of the documents, in form and substance acceptable to Bank in its sole discretion, set forth on the Document Agenda attached hereto as Exhibit B.

7. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including, without limitation, a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.

8. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

10. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

11. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

12. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

LTX-CREDENCE CORPORATION		SILICON VALLEY BANK

By:	Mark J. Gallenberger	By:	/s/ Larisa B. Chilton
Name:	/s/ Mark J. Gallenberger	Name:	Larisa B. Chilton
Title:	Vice President, Chief Financial Officer and Treasurer	Title:	Vice President

EXHIBIT A

The Collateral consists of all right, title and interest of Borrower in and to the following:

All goods, equipment, inventory, contract rights or rights to payment of money, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located in the United States; and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

The Collateral does not include:

Any copyright rights, copyright applications, copyright registrations mask works, and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired. Notwithstanding the foregoing, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing. To the extent a court of competent jurisdiction holds that a security interest in any Intellectual Property is necessary to have a security interest in any accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing Intellectual Property, then the Collateral shall, effective as of the Effective Date, include the Intellectual Property, to the extent necessary to permit perfection of Bank’s security interest in such accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the Intellectual Property.

EXHIBIT B

Document Agenda